Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

This Confidential Severance Agreement and General Release (the “Agreement”), dated May 26, 2021, is entered into by and between Gail K. Naughton (“Employee”) and Histogen Inc., a Delaware corporation (the “Company”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Employee has been employed by the Company on an at-will basis since on or about June 25, 2007;

WHEREAS, the Employee’s employment, positions and offices with the Company have terminated effective May 31, 2021 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Company Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to the Employee’s employment with or separation from the Company.

NOW, THEREFORE, the Company and the Employee, for good and valuable consideration receipt of which is hereby acknowledged, hereby agree as follows:

1. Separation of Employment; Stock Options; Benefits.

(a) Separation of Employment. The Employee’s employment with the Company ended, and the Employee shall be deemed to have separated from any and all offices and positions with the Company and with any of its related entities, for all purposes, on the Separation Date. The Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to the Employee.

(b) Stock Options. Employee was granted options to purchase shares of common stock of the Company as set forth on Exhibit A hereto (the “Option Awards”), pursuant to the Company’s 2007 Stock Plan and the Company’s 2020 Incentive Award Plan (collectively the “Plan”) and the stock option agreements thereunder (the “Option Agreements”). The Employee acknowledges and agrees that the Option Awards and Common Stock set forth on Exhibit A are the only stock options or other capital stock of the Company that Employee has received. Such portion of the then-unvested Option Awards following the Separation Date had Employee remained in continuous service with the Company during such period shall vest effective as of the Effective Date (as defined herein).  Any vested, but unexercised, stock options under the Option Awards will continue to be subject to the Plan and the Option Agreement. The Employee further acknowledges that she may exercise any outstanding vested, and unexercised, stock options under the Option Awards at any time within her applicable post-termination exercise period for each Option Award (which post-termination exercise period is set forth on Exhibit A). If the Employee does not exercise her vested stock options under the Option Awards by the end of the applicable post-termination exercise period, then any such unexercised stock options will terminate.

(c) Benefits. The Employee’s health insurance benefits shall cease on the last calendar day of the month following the Separation Date, subject to the Employee’s right to continue her health insurance under COBRA (as defined herein), provided the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. The Company will provide the Employee with a COBRA notice within the time period by law.

2. Severance. In consideration for Employee signing this Agreement, and subject to the conditions set forth below, provided Employee does not revoke Employee’s acceptance in the manner set forth in paragraph 5, Employee will receive the following severance benefits (“Severance”): the pro rata portion (as determined based on the number of days that Employee was employed during a calendar year divided by 365) of Employee’s target cash bonus of 40% for the calendar year in which the termination occurs, multiplied by the achievement percentage for all management team members for 2021 performance, which is subject to approval by the Company’s Board of Directors (the “Pro Rata Bonus”), minus taxes and applicable withholdings, payable at the same time management receives their bonuses for 2021 in accordance with Company’s then-current payroll policies and practices. Employee agrees that Employee’s full compliance in all respects with each and every term of this Agreement, including without limitation, the obligations set forth in paragraphs 4 and 5, is an express condition to the Company’s obligation to provide the Severance set forth herein.

3. Release. Employee, and Employee’s successors, heirs, agents, and assigns, release and forever discharge the Company and its current and former parent companies, subsidiaries, agents, employees, officers, directors, owners, executives, trustees, representatives, attorneys, related organizations, assigns, and successors (hereafter referred to collectively as the “Released Parties”), and each of them, from any and all liabilities, claims, causes of action, charges, complaints, commissions, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, that Employee has incurred or expects to incur, or now owns or holds, or has at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Employee’s execution of this Agreement, including but not limited to Employee’s employment with the Company, and the termination of that employment.

This release extends to any and all claims including, but not limited to, any alleged: (a) violation of the California Fair Employment and Housing Act, the California Wage Orders, the Private Attorneys General Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, the California Labor Code, the California Government Code, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Americans With Disabilities Act, the Family Medical Leave Act, the California Family Rights Act, the California Business and Professions Code, and/or state and federal False Claims acts; (b) discrimination, harassment, retaliation, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, misrepresentation, fraud, defamation, interference with prospective economic advantage, and/or failure to pay wages due or other monies owed; and (c) violation of any local, state or federal law, regulation, ordinance, and/or public policy, violation of any contract, or tort or common law claim having any bearing whatsoever on the terms and conditions and/or cessation of employment with any of the Released Parties. Notwithstanding the releases set forth above, this Agreement does not release any claim that is prohibited from being released as a matter of law.

Employee understands that nothing in this release prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board, or any other federal, state, or local agency charged with the enforcement of any employment laws, although Employee understands that by signing this Agreement, Employee waives the right to recover any damages or to receive other relief in any claim or suit brought by or through the EEOC, or any other state or local deferral agency on Employee’s behalf. This Agreement also does not affect Employee’s right to report a violation of securities laws or participate in an investigation conducted by the U.S. Securities and Exchange Commission.

4. Section 1542. Employee expressly waives any and all rights that Employee may have under Section 1542 of the Civil Code of the State of California, which states, in part: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HER MUST HAVE MATERIALLY AFFECTED HER SETTLEMENT WITH THE DEBTOR.” Employee expressly waives and releases any and all right to benefits that Employee may have under California Civil Code § 1542, to the fullest extent Employee may do so lawfully. Employee further acknowledges that Employee may later discover facts different from or in addition to those facts now known to Employee or believed by Employee to be true with respect to any or all of the matters covered by this Agreement, and Employee agrees that this Agreement nevertheless shall remain in full and complete force and effect.

5. Older Worker’s Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee acknowledges that, in return for this Agreement, Employee will receive consideration beyond that which Employee was already entitled to receive before entering into this Agreement. Employee acknowledges that Employee has had a reasonable time of up to 21 days in which to consider this Agreement, as required by the Older Workers’ Benefits Protection Act. If Employee decides not to use all 21 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement. Employee may revoke this Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to the Company. This Agreement shall not become effective or enforceable until 12:01 a.m. on the 8th day after Employee signs the Agreement (the “Effective Date”).

6. No Admissions. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall this Agreement or the furnishing of the consideration for this Agreement be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

7. Indemnification. No Party or attorney for any Party has made any representations or warranties regarding the taxability of the monetary payment made herein. Employee will assume all risks regarding the tax consequences of the monetary payment to Employee, if any. Employee agrees to indemnify and hold harmless the Released Parties against any assessment of payroll, withholding, FICA, or other taxes or penalties to Employee on said payment, if any.

8. Further Claims. Employee has not and will not file any charges against any of the Released Parties based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee has not and will not institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee has not and will not participate, assist, or cooperate in any claim, charge, suit, complaint, action or proceeding against any of the Released Parties, unless and to the extent required or compelled by law. Employee has not and will not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against any of the Released Parties. This provision does not apply to claims challenging the validity of the Agreement under the Age Discrimination in Employment Act or any other charges or rights that cannot be waived as a matter of law.

9. Further Payments. Employee acknowledges that the Company has already provided Employee with payment for any and all wages, compensation, commissions, vacation, sick leave, overtime, expenses, options, bonuses, profit sharing, benefits, insurance, and/or any other form of payment from the Released Parties arising out of or related in any way to Employee’s employment with the Company.

10. Workplace Injuries. Employee represents and acknowledges that Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim or seek any benefits of any kind under workers’ compensation.

11. Prior Agreements. This Agreement does not alter, modify or impact the confidentiality provisions and the restrictive covenants set forth in any prior agreements between the Parties, including, without limitation, the provisions in the Employment Agreement regarding nondisclosure of the Company’s Trade Secrets and Confidential Information (as defined therein), ongoing nonsolicitation and nondisparagement obligations and all other ongoing or post-employment obligations therein or in any other agreement with or for the benefit of the Company, which shall continue in full force and effect, nor does it affect Employee’s obligation to comply with those provisions and covenants.

12. Nonsolicitation; Non-Disparagement.

(a) Nonsolicitation. To the fullest extent permitted under applicable law, during the period commencing on the date of this Agreement and continuing until the first anniversary of the date when Employee’s employment is terminated for any reason, Employee shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Employee’s own behalf or on behalf of any other person or entity) either (a) any employee or any consultant of the Company or any of the Company’s affiliates or (b) the business of any customer of the Company or any of the Company’s affiliates on whom Employee called or with whom Employee became acquainted during her employment, if Employee is using confidential or proprietary information of the Company to effectuate the solicitation of any such customer. Employee represents that she (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of her obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. For the consideration herein provided, Employee agrees not to intentionally make any such statements that disparage or defame in any manner, whether directly or indirectly, the Company, its affiliates, officers, directors, employees, products or services following termination of employment.

13. Miscellaneous. Employee has full authority to enter into this Agreement and to be bound by it. Employee is voluntarily entering into this Agreement free of any duress or coercion. Employee was advised to and has had the opportunity to consult legal counsel of Employee’s own choosing with respect to the execution and legal effect of this Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any and all other agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof, provided that Employee must continue to comply with the agreements referenced in Paragraph 11 herein. Each Party to this Agreement acknowledges that no representations, inducements, promises, or other agreements have been made by or on behalf of any Party except those covenants, agreements and promises embodied in this Agreement. This Agreement cannot be modified in any respect except in a written instrument signed by the Parties. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect. Any uncertainty or ambiguity in the Agreement will not be construed for or against any Party based on the attribution of drafting to any Party. This Agreement may be executed by the Parties in any number of counterparts, which are defined as duplicate originals, all of which taken together will be construed as one document. A faxed or .pdf copy of this Agreement may be deemed an original. This Agreement will be construed and governed by the laws of the State of California.

14. Attorneys’ Fees and Costs for Legal Proceedings. If any party to this Agreement is required to enforce any term of this Agreement in any proceeding, the prevailing party shall be entitled to all reasonable attorneys’ fees and costs expended to enforce this Agreement, in addition to any other relief to which the prevailing party may be entitled.

15. Duty of Cooperation.  Employee agrees to cooperate with the Company, and to provide all information and sign any corporate records and instruments, including intellectual property and patent related documents, that Company may hereafter reasonably request with respect to any matter involving Employee’s present or former relationship with the Company, or the work Employee has performed for present or former employees or clients of the Company, including but not limited to any litigation with respect to such matters.

[Signature page follows]

PLEASE READ CAREFULLY, THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: 5/26/21	/s/ Gail. K Naughton, Ph.D.
Gail K. Naughton, Ph.D.

Histogen Inc.
DATED: 5/26/21

	By	/s/ Richard W. Pascoe
Richard W. Pascoe
	Title:	President, Chief Executive Officer & Director

Exhibit A

1)       Stock Options

Grant Date	Expiration Date	Type	Vesting Schedule	Options	Exercise Price	Post-Termination Exercise Period
5/7/2012	5/7/2022	NQSO	Fully Vested	380,063	$0.53	August 29, 2023
1/13/2021	1/13/2031	ISO	4 Years/1 Year Cliff with a vesting start date of 1/13/2021*	95,000	$0.97	August 29, 2023

*Accelerated Vesting Upon Effective Date (as defined herein)

2)       Common Stock

Stockholder	Common Stock
Gail K Naughton, Trustee, the Gail K. Naughton Revocable Trust dated January 19, 2018	426,526